Final Transcript

May 17, 2011 / 02:00PM GMT, VOXX - Q4 2011 Audiovox Corp Earnings Conference Call

Final Transcript

Conference Call Transcript VOXX - Q4 2011 Audiovox Corp Earnings Conference Call Event Date/Time: May 17, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener
Audiovox Corporation - IR
Patrick Lavelle
Audiovox Corporation - President & CEO
Michael Stoehr
Audiovox Corporation - SVP and CFO

CONFERENCE CALL PARTICIPANTS
L.D. Mishan
Unidentified Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2011 Audiovox Corporation earnings conference call. My name is Francine and I am your Operator for today. (Operator Instructions)

I would now like to turn the presentation over to your host for today's call, Mr. Glenn Wiener of Investor Relations. Sir, you may proceed.

Glenn Wiener - Audiovox Corporation - IR

Thank you Francine, and welcome to Audiovox's fiscal 2011 fourth quarter and year end results conference call. As you know, today's call is being webcast on our website, www.audiovox.com, and can be accessed in the Investor Relations section.

With us today are Patrick Lavelle, President and CEO, Michael Stoehr, Senior Vice President and Chief Financial Officer, and John Shalam, Chairman of the Board. Before we begin I would like to remind everyone that except for historical information contained herein, statements made on today's call and in today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2011, which was filed yesterday after market closed.

At this time I would like to turn the call over to Pat Lavelle. Pat.

Patrick Lavelle - Audiovox Corporation - President & CEO

Thanks, Glenn, and good morning, everyone. Last night we issued our results for our fiscal fourth quarter and year end. Fourth quarter sales were down, coming in at $138 million versus $150 million in the same period last year. Weakness in our accessory group accounted for the lower revenue number as sales of consumer electronics industry wide remains lower and our accessory products are largely attachment to CE sales. For the quarter, both our mobile and international groups continued to show improvement resulting in higher sales.

Our margins were up across all categories as we continue to shift from low margin products as previously advised on earlier calls. This enabled us to post gross margins of 25.1% compared to 20% in Q4 of fiscal 2010. Additionally, our operating income came in at $4.9 million versus an operating loss of $400,000 which is a $5.3 million positive swing based on higher margins and lower over heads. We reported $562 million in sales for the year, a 2% increase over fiscal 2010. In general our fiscal year results tracked with the quarter with accessory sales down and Mobile and International sales up over last year. Gross margins continued to improve and we posted a 270 basis points increase with gross margins of 22.1% for the year. As with our quarterly results, there was a positive swing in operating income for the fiscal year and Mike will provide details in a few moments.

Although the economy continues to present a challenging environment, we are looking forward to improvements in our bottom line performance in fiscal 2012. Unlike in years past, we will be giving guidance this year due to the recent Klipsch acquisition. Before I get to that, I wanted to take a few minutes to remind you of our strategic plan since the divesture of our cellular group.

After we sold cellular in 2005, we were predominantly an after market mobile electronics company with some OE business and several niche consumer electronic products sold at retail. Our five-year plan was to use the cash from cellular to grow our mobile OE business and additionally acquire companies that would give us higher margins and distribution into new channels. We identified the higher margin accessory market as a target and today, as a result of our acquisitions of RCA, Turk, Oehlbach, SCHWAIGER, and Technuity we're a dominant global supplier in that space. We have grown this business from essentially nothing in 2005 to a fiscal 2012 projection of approximately $240 million, both domestically and abroad.

Concurrently, we increased resources in our OE business and formed our automotive division in Detroit and acquired Incaar in Europe and Invision here in the US, the latter of which gives us a manufacturing facility in the US and invaluable R&D capabilities. In 2005 our OE business was approximately $20 million. In fiscal 2012 we have projects with GM, Ford, Toyota, Chrysler, BMW, Nissan, Kia, Porsche, Bentley and others and are anticipating sales of approximately $115 million. Research identified the high-end audio market as another expansion opportunity for us. The CEDIA channel, CEDIA stands for the Custom Electronic Design and Installation. The CEDIA channel services the professional installation market and we believe there are opportunities for us to grow in this area as well as the commercial market. High-end audio, although sold at big box retail, is dominated by smaller independent specialists and professional installers. We first gained entry into this space with our acquisition of Recoton Europe that included several high-end European loud speaker brands, and over the past few years we have researched several companies in this space. Our patience has paid off and as you know in this past quarter we acquired Klipsch, adding the number one high-end loud speaker brand worldwide to our portfolio. Klipsch also adds direct manufacturing in the United States and distribution into the CEDIA and commercial markets.

When we sold cellular we were a $1.8 billion sales Company with an infrastructure built to support that volume. We have worked to restructure the Company to match overhead to current sales. Our acquisitions have allowed us to retool our product lines and exit many lower margin products. At the end of fiscal 2004 our consolidated gross margins were 7.8%. Today, they are over 22% and we are projecting gross margins to exceed 25% this year. Our 5 year plan back in 2005 was to attain $1 billion in sales with a product portfolio of substantially higher margin products and to increase distribution over broader channels. Unfortunately the recession extended the timeline. However, this plan is very much on track. Today we are a global accessory Company. The number one manufacturer of high-end loud speakers in the world, and in mobile we have the strongest automotive after market distribution and a growing OE program and customer base. Today, we are a different company than he we were a few short years ago and we believe we are positioned very well for the long-term.

With that said, we are projecting $730 million in sales this fiscal year with upside potential dependent largely on macroeconomic factors. Of course, like every company, we remain concerned about the continued slow recovery at retail, the surge in oil prices, commodities, Chinese labor costs, and a weaker dollar. On the plus side the automotive industry is doing well which should positively impact OE sales. However, until we see stabilization, we're going to take a cautious approach as we talk about the top line. As I said earlier, our gross profit margins should come in north of 25% based on the programs we have in place and we will continue to focus our efforts on overhead, identifying synergies that can further reduce overall expenses. We're anticipating approximately $42 million of EBITDA in fiscal 2012 with upside based on the economy.

We have accomplished much over the past few years. We have restructured, retooled, and survived a devastating recession. Although stretched out, our plan is on track and I along with the management team and the Board am confident that our shareholders will be rewarded for their patience. I am going to turn the call over to Michael now to review the numbers and I look forward to addressing any questions you may have following his remarks. Michael.

Michael Stoehr - Audiovox Corporation - SVP and CFO

Thanks, Pat. Good morning, everyone. I am going to provide a recap of our fiscal year results and follow up with fourth quarter comparisons. I will then discuss the Klipsch acquisition and provide some color around the information that was disclosed in our Form 8Ka filing.

Net sales for fiscal 2011 were $561.7 million compared to $550.7 million in fiscal 2010, an increase of approximately $11 million, or 2%. Our electronics group was up approximately $40 million year-over-year and our Accessories group has declined in revenue -- had a decline in revenue of $29 million. The growth drivers for the year were our acquisition of Invision, which accounted for an increase of $48 million revenue, higher OEM sales, and gains on mobile video and mobile security. Offsetting this increase were lower sales in our fulfillment group, which include sales of FLO TV, satellite radio and portable DVD. In addition, fiscal year 2010 included sales from FLO which was discontinued. Sales of our accessory distribution group were down due to a drop in clock radios, camcorders, digital players and voice recorders from approximately $13 million, and $16 million in lower antenna sales for the Company to transition from analog to digital which positively impacted for fiscal year 2010 results.

Our International business increased by 16.7% over the prior year due to our acquisition of SCHWAIGER and increases in our international OEM programs. All international business segments were up with the exception of Venezuela which continues to experience turbulence. We posted gross margins of 22.1%, which represents a 270 basis points improvement over last fiscal year. This is the result of higher margins across all of our product groups, both domestically and internationally, as well as a shift in our mix to more aftermarket security video and OEM business and lower fulfillment sales.

We also realized cross savings in synergies in our freight warehousing costs compared to prior year. Our overhead increased by approximately $11 million, $8.2 million of this was a year over year increase in expenses for Invision, as well as a $2.7 million increase of professional fees which includes expenses for the Klipsch transaction and other legal and audit services used by the Company. We also saw increases in advertising and trade show expenses in our international subsidiaries, which were up $900,000 over the last fiscal year, and an increase in bad debt related to a previously disclosed customer disclosed bankruptcy settlement.

Offsetting these increases were reductions insurance and general and office administrative salaries. Our other income decreased by $3.9 million primarily as a result of a $5.4 million bought and purchased gain which was recorded in association with our SCHWAIGER acquisition, and a gain recorded on foreign exchange contracts both in fiscal 2010. In fiscal 2011 we recorded a loss of approximately $300,000 associated with the write off of a portion of a note receivable recorded in connection with our Malaysian operation divesture. This was partially offset by net foreign exchange gain in Venezuela and a charge for other than temporary impairment of $1.6 million on an investment made in Thailand by the Company. The Thai original investment was made quite some time ago and over the years we have profited from it, but based on the current economic and political climate in Thailand, we have taken a charge this year. Additionally, interest in bank charges increased by approximately $1.1 million due to interest recorded to accrete contingent consideration and future liabilities related to the Thomson AV acquisition. Equity and income of equity investees increased by $1.2 million due to higher equity income from our ASA 50/50 joint venture, improved sales and improved profitability.

Operating income was $9 million for the fiscal year compared to operating income of $3.8 million in fiscal 2010, a $5.2 million improvement. Net income was $23 million, or earnings per share of $1, compared to net income of $22.5 a million and earnings per share of $0.98 for fiscal years ended February 28, 2011, and 2010 respectively. Additionally, fiscal 2011 net income was positively impacted by a $10.5 million tax benefit compared to an $11.3 million tax benefit in the prior year as the Company in fiscal 2011 reversed this deferred tax valuation allowance as a result of improved profitability.

Now for the fourth quarter. In the fourth quarter our sales declined by $11.4 million, or 7.6% for compatible periods, for much the same reasons I noted in our fiscal year comparisons. But they were partially offset by approximately $12 million in increased Invision sales. Margins continue to improve as a result of the shift of our business mix during the fourth quarter and were 25.1% as compared to 20% in the fourth fiscal quarter last year. In addition to the shift in product margins, we also -- we were also impacted by continued improvements in inventory obsolescent charges, lower warehousing expenses, and lower distribution costs. That said, product acquisition costs are rising and it should be no surprise to anyone that we have now begun to experience cost increase from our suppliers to offset the rise in their production costs as well as additional costs for us to bring these goods to market. As a result, we have advised our customers that we will be increasing prices to offset some of these cost increases. We are dealing with increases in transportation costs due to the rapid rise in oil prices, increased commodity costs, such as the price of copper, a main component of many of our products, general higher Chinese labor costs as well as the effect of the weakening dollar against foreign currency. We will be monitoring the escalating prices very closely.

Operating expenses for the comparable quarter declined by $600,000, or 2%, from $30.4 million to $29.9 million, even though we had a full quarter Invision operating expenses this is year versus only 1 month of expenses for the Invision last year. The decrease in operating expenses were driven by cost control measures we instituted over the past 3 years. This decline expenses included lower office salaries as well as a decline in advertising and trade show costs. Additionally, fiscal 2011 fourth quarter includes $1.9 million of increased expenses for professional fees, which includes approximately $1 million in fees related to the Klipsch acquisition. Our core overhead was down and we are continuing to look at our overhead structure to drive synergies in all areas of our operations.

For the fourth quarter, we reported operating income of $4.9 million compared to a $400,000 loss last year, a $5.4 million swing. Net income was $17.4 million, or $0.75 per share, compared to net income of $6.6 million, or $0.29 per share. Please note, the fiscal fourth quarter 2011 was positively impacted by a tax benefit of $12.3 million compared to a net tax benefit of $1 million in the comparable period last year.

Moving on to the balance sheet. Operating activities provided $32.1 million, a $3.9 million improvement over last year. This was due to $23 million in net income generated from operations. The gains partially offset by increased inventory, principally in Invision, as we brought their inventory levels up to meet production requirements, and decrease accounts payable. Investing activities provided cash of $1.4 million due to the sale of auction rate securities partially offset by capital expenditures and financing activities -- plus the capital expenditures, excuse me, and financing activities used $4.4 million in cash in order to repay the SunTrust loan related to the Invision acquisition and normal bank obligations. As of February 28, 2011, we had working capital of $258.5 million, which included cash and short-term investments of $98.6 million. This compares to working capital of $239.8 million and cash and short-term investments of $69.5 million for fiscal year ended February 28, 2010. The increase in cash was primarily related to improvements in our operations and the net reductions in accounts receivable.

Moving on to Klipsch and our financing arrangements. The deal closed on March 1, which is the first day of our new fiscal year 2012, and concurrent with the transaction, we entered into $175 million asset based loan with Wells Fargo Capital Finance as the agent. The acquisition was financed through a combination of existing Audiovox cash and approximately $89.1 million of borrowings on the credit facility. As of today, our outstanding direct borrowing are $54 million. In the Form 10-K we have outlined all the specifics regarding the structure of the AVO and during Q&A we'll be more than happy to answer any questions you may have.

As Klipsch was considered a significant acquisition, Audiovox also filed a Form 8-Ka, which contains historical Klipsch financial results for the past 3 years. Note, however, Klipsch's fiscal year was prior to the acquisition, is July 1 through June 30th, which is different than ours. We further filed an unaudited financial statement for the 8 month period, that runs from July 1 through February 28 for fiscal 2010 and 2011. That's the 8 month period. There is also a pro forma projections which shows the results for the combined company as if we owned them as of March 1, 2010. I would like to caution everyone that historical presentations between the two companies may be a bit different.

Moving on to the pro forma financials. On the pro forma basis, had the Klipsch acquisition taken place on March 1, 2009, the Company would have reported net sales of $728.3 million for the fiscal year ended February 28, 2011, as compared to net sales of $706.7 million for the fiscal year ended February 28, 2010. Net income and earnings per share for the comparable periods ended February 28, 2011, and February 28, 2010, would have been $31.4 million, or $1.37 as compared to net income of $38.9 million and earnings per share of $1.70. Please -- as again, I point out there are tax benefits for both companies in fiscal 2010 and a tax benefit for Audiovox only in 2011.

For fiscal 2012, now for the Company's forward-looking -- for our -- how we look at things that'll look this year for fiscal 2012. For the year ended February 28, 2012, the Company is projecting net sales of $730 million for the combined business, and an EBITDA of $42 million, and a projected EPS of $0.75 a share on a normalized tax basis. Our effective rate would be approximately 39%. Finally, the Company completed another successful Sox audit for this fiscal year.

Pat, I will turn the call back to you.

Patrick Lavelle - Audiovox Corporation - President & CEO

Michael, thank you very much. And at this time I will open it up for questions.
QUESTION AND ANSWER

Operator

(Operator Instructions) L. D. [Mishan].

L.D. Mishan - Unidentified Company - Analyst

I had a quick question on the pro forma numbers. You mentioned that they include tax benefits in 2010 and 2011. Curious how much is in each year?

Michael Stoehr - Audiovox Corporation - SVP and CFO

Right. For 2010, if you adjusted for the tax benefits, the earnings would be $0.50 a share, and for 2011, adjusted for tax benefits the combined pro forma would be $0.76 a share.

L.D. Mishan - Unidentified Company - Analyst

Okay.

Michael Stoehr - Audiovox Corporation - SVP and CFO

That's the earnings for the Company net of the tax benefits.

L.D. Mishan - Unidentified Company - Analyst

Right. Okay. That's, that's helpful. Are there any other sort of one-time non-recurring items in the $0.50 and $0.76?

Michael Stoehr - Audiovox Corporation - SVP and CFO

No, no, we adjusted those out. That was just the tax benefits of both. 2010 was the homeowners association -- Homeowners Act that was passed by the government.

L.D. Mishan - Unidentified Company - Analyst

Right.

Michael Stoehr - Audiovox Corporation - SVP and CFO

2011 were deferred tax valuation releases.

L.D. Mishan - Unidentified Company - Analyst

Okay. Great. Thank you.

Michael Stoehr - Audiovox Corporation - SVP and CFO

You're welcome.

Operator

(Operator Instructions) Gentlemen, we have no further questions in the queue.

Patrick Lavelle - Audiovox Corporation - President & CEO

Okay. Well, hopefully we've answered all of your questions this morning, so thank you for your support of Audiovox, and be careful driving around from this weather because it is nasty out there. Have a good day, everyone. Thanks. Bye.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect and have a great day.

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2011 Thomson Reuters. All Rights Reserved.